Audited Consolidated Financial Statements
                   of Gerber Childrenswear, Inc. for the year
                             ended December 31, 2001



                           Gerber Childrenswear, Inc.

                   Index to Consolidated Financial Statements



Report of Independent Auditors..............................................F-2
Consolidated Balance Sheets at December 31, 2001 and 2000...................F-3
Consolidated Statements of Income and Comprehensive Income
for the years ended December 31, 2001, 2000 and 1999........................F-5
Consolidated Statements of Changes in Shareholders' Equity
for the years ended December 31, 2001, 2000 and 1999........................F-6
Consolidated Statements of Cash Flows for the years ended
December 31, 2001, 2000 and 1999............................................F-8
Notes to Consolidated Financial Statements..................................F-10

                Report of Ernst & Young LLP, Independent Auditors


Board of Directors
Gerber Childrenswear, Inc.


We have audited the accompanying consolidated balance sheets of Gerber Childrenswear, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in the Index at Item 14 (1)(b). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gerber Childrenswear, Inc. at December 31, 2001 and 2000, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



                                               /s/ ERNST & YOUNG LLP



Greenville, South Carolina
February 22, 2002


                           Gerber Childrenswear, Inc.

                           Consolidated Balance Sheets


                                                                                             DECEMBER 31,
                                                                                        2001             2000
                                                                                   ----------------------------------
                                                                                            (In thousands)
                                      ASSETS
Current assets:
   Cash and cash equivalents....................................................          $  45,556        $  31,203
   Accounts receivable, net of allowances for doubtful accounts of
     approximately $1,833,000 (2001) and $804,000 (2000)........................             26,119           38,658
   Inventories..................................................................             50,625           56,937
   Deferred income taxes........................................................              4,490            3,085
   Other........................................................................              3,232            2,562
                                                                                   ----------------------------------
Total current assets............................................................            130,022          132,445

Property, plant and equipment, net..............................................             32,799           32,762
Deferred income taxes...........................................................              5,024            7,592
Excess of cost over fair value of net assets acquired, net......................             15,662           16,985
Debt issuance costs, net........................................................                232              445
Other...........................................................................              1,542            1,421











                                                                                   ----------------------------------
                                                                                           $185,281         $191,650
                                                                                   ==================================

See accompanying notes.



                           Gerber Childrenswear, Inc.

                     Consolidated Balance Sheets (Continued)

                                                                                             DECEMBER 31,
                                                                                         2001             2000
                                                                                   ----------------------------------
                                                                                            (In thousands)
                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable.............................................................           $  8,968         $ 10,825
   Accrued expenses.............................................................             14,845           15,160
   Income taxes payable.........................................................                606            4,862
   Current portion of obligations under capital leases..........................                276              214
   Current portion of long-term debt............................................              4,051            7,553
                                                                                   ----------------------------------
Total current liabilities.......................................................             28,746           38,614

Accrued pension and post-retirement benefit cost................................              4,417            7,632
Other accrued liabilities.......................................................             11,319           12,477
Long-term obligations under capital leases, less current portion................                753              770
Long-term debt, less current portion............................................                800            4,851

Shareholders' equity:
   Common stock, par value $.01, 20,774,000 shares authorized; 8,437,863 shares
     outstanding (2001), 8,248,537 shares outstanding (2000)....................                 86               84
   Common stock, Class B, par value $.01 per share, 11,842,000 shares authorized;
     11,396,046 shares outstanding (2001), 8,692,315 shares outstanding (2000)..                114               87
   Treasury stock...............................................................               (647)            (312)
   Detachable stock warrants....................................................                  -              189
   Additional paid-in capital...................................................             69,809           69,651
   Accumulated comprehensive income.............................................             (4,244)          (3,009)
   Retained earnings............................................................             74,145           60,708
                                                                                   ----------------------------------
                                                                                            139,263          127,398
   Less unearned compensation under restricted stock plan.......................                 17               92
                                                                                   ----------------------------------
Total shareholders' equity......................................................            139,246          127,306
                                                                                   ----------------------------------
                                                                                           $185,281         $191,650
                                                                                   ==================================

See accompanying notes.




                           Gerber Childrenswear, Inc.

           Consolidated Statements of Income and Comprehensive Income


                                                                             YEAR ENDED DECEMBER 31,
                                                                     2001             2000              1999
                                                              ------------------------------------------------------
                                                                    (In thousands, except for per share data)

Net sales.....................................................         $209,485          $259,193         $278,822
Cost of sales.................................................          155,811           196,554          212,281
                                                              ------------------------------------------------------
Gross margin..................................................           53,674            62,639           66,541

Expenses:
   Selling, general and administrative expenses...............           36,219            37,507           41,968
   Other, net.................................................           (2,765)             (226)          (1,824)
                                                              ------------------------------------------------------
                                                                         33,454            37,281           40,144
                                                              ------------------------------------------------------
Income before interest and income taxes.......................           20,220            25,358           26,397
Interest (income) expense, net................................             (714)              112            2,678
                                                              ------------------------------------------------------
Income before income taxes....................................           20,934            25,246           23,719
Provision for income taxes....................................            7,497             8,715            8,053
                                                              ------------------------------------------------------
Net income....................................................           13,437            16,531           15,666
Minimum pension liability adjustment..........................             (211)                -                -
Foreign currency translation..................................           (1,024)           (1,086)          (2,668)
                                                              ------------------------------------------------------
Comprehensive income..........................................         $ 12,202          $ 15,445         $.12,998
                                                              ======================================================

Per share amounts:
   Earnings per common share..................................            $ .68            $ .84            $ .80
   Earnings per common share - assuming dilution..............            $ .68            $ .83            $ .79

See accompanying notes.



                           Gerber Childrenswear, Inc.

           Consolidated Statements of Changes in Shareholders' Equity

                  Years ended December 31, 2001, 2000 and 1999

                        (In thousands, except share data)




                                                                     CLASS B       CLASS B
                                           COMMON       COMMON        COMMON       COMMON      TREASURY     TREASURY
                                           SHARES        STOCK        SHARES        STOCK       SHARES        STOCK
                                        --------------------------------------------------------------------------------

Balance at December 31, 1998............  8,372,284       $  84     8,692,315        $  87        19,335      $  (33)
   Repurchase of shares for treasury....          -           -             -            -        61,874        (117)
   Pursuant to restricted stock plan:
     Amortization.......................          -           -             -            -             -           -
     Forfeitures........................          -           -             -            -             -           -
   Foreign currency translation                   -           -             -            -             -           -
   adjustment...........................
   Net income...........................          -           -             -            -             -           -
                                        --------------------------------------------------------------------------------
Balance at December 31, 1999............  8,372,284          84     8,692,315           87        81,209        (150)
   Repurchase of shares for treasury....          -           -             -            -        42,538        (162)
   Pursuant to restricted stock plan:
     Amortization.......................          -           -             -            -             -           -
     Forfeitures........................          -           -             -            -             -           -
   Foreign currency translation                   -           -             -            -             -           -
   adjustment...........................
   Net income...........................          -           -             -            -             -           -
                                        --------------------------------------------------------------------------------
Balance at December 31, 2000............  8,372,284          84     8,692,315           87       123,747        (312)
   Repurchase of shares for treasury....          -           -             -            -        61,874        (335)
   Pursuant to restricted stock plan:
     Amortization.......................          -           -             -            -             -           -
     Forfeitures........................          -           -             -            -             -           -
   Exercise of stock options............      1,200           -             -            -             -           -
   Warrant exercise and conversion......    250,000           2     2,703,731           27             -           -
   Minimum pension liability adjustment.          -           -             -            -             -           -
   Foreign currency translation                   -           -             -            -             -           -
   adjustment...........................
   Net income...........................          -           -             -            -             -           -
                                        --------------------------------------------------------------------------------
Balance at December 31, 2001............  8,623,484       $  86    11,396,046        $ 114       185,621       $(647)
                                        ================================================================================

See accompanying notes.




                           Gerber Childrenswear, Inc.

     Consolidated Statements of Changes in Shareholders' Equity (Continued)

                  Years ended December 31, 2001, 2000 and 1999

                        (In thousands, except share data)

                                                                           ACCUMULATED
                                                                       COMPREHENSIVE INCOME
                                                                 ------------------------------
                                                                     FOREIGN      MINIMUM
                                        DETACHABLE   ADDITIONAL     CURRENCY      PENSION
                                           STOCK       PAID-IN     TRANSLATION   LIABILITY     RETAINED      UNEARNED
                                         WARRANTS      CAPITAL     ADJUSTMENT    ADJUSTMENT    EARNINGS    COMPENSATION     TOTAL
                                       ---------------------------------------------------------------------------------------------

Balance at December 31, 1998............     $189       $69,776      $    745       $    -       $28,511        $(433)     $ 98,926
   Repurchase of shares for treasury....        -             -             -                          -            -          (117)
   Pursuant to restricted stock plan:
     Amortization.......................        -             -             -                          -          119           119
     Forfeitures........................        -          (100)            -                          -          100             -
   Foreign currency translation                 -             -        (2,668)                         -            -        (2,668)
   adjustment...........................
   Net income...........................        -             -             -                     15,666            -        15,666
                                       ---------------------------------------------------------------------------------------------
Balance at December 31, 1999............      189        69,676        (1,923)           -        44,177         (214)      111,926
   Repurchase of shares for treasury....        -             -             -                          -            -          (162)
   Pursuant to restricted stock plan:
     Amortization.......................        -             -             -                          -           97            97
     Forfeitures........................        -           (25)            -                          -           25             -
   Foreign currency translation                 -             -        (1,086)                         -            -        (1,086)
   adjustment...........................
   Net income...........................        -             -             -                     16,531            -        16,531
                                       ---------------------------------------------------------------------------------------------
Balance at December 31, 2000............      189        69,651        (3,009)           -        60,708          (92)      127,306
   Repurchase of shares for treasury....        -             -             -                          -            -          (335)
   Pursuant to restricted stock plan:
     Amortization.......................        -             -             -                          -           66            66
     Forfeitures........................        -            (9)            -                          -            9             -
   Exercise of stock options............        -             7             -                          -            -             7
   Warrant exercise and conversion......     (189)          160                                                                   -
   Minimum pension liability adjustment.        -             -                       (211)            -            -          (211)
   Foreign currency translation                 -             -        (1,024)                         -            -        (1,024)
   adjustment...........................
   Net income...........................        -             -             -                     13,437            -        13,437
                                       ---------------------------------------------------------------------------------------------
Balance at December 31, 2001............    $   -       $69,809       $(4,033)       $(211)      $74,145        $ (17)     $139,246
                                       =============================================================================================

See accompanying notes.



                           Gerber Childrenswear, Inc.

                      Consolidated Statements of Cash Flows



                                                                     YEAR ENDED DECEMBER 31,
                                                                 2001        2000        1999
                                                              ---------------------------------
                                                                      (In thousands)
OPERATING ACTIVITIES
Net income ................................................   $ 13,437    $ 16,531    $ 15,666
Adjustments to reconcile net income to net cash provided by
   operating activities:
     Depreciation .........................................      5,810       4,923       4,900
     Amortization of excess of cost over fair value of net
       assets acquired and acquisition costs ..............      1,036       1,051       1,103
     Amortization of debt issuance costs ..................        222         217         218
     Amortization of deferred income ......................        (62)        (84)       (313)
     Provision for allowance for doubtful accounts ........      1,379         157         (13)
     Provision for deferred income taxes ..................      1,163      (1,534)        341
     Amortization pursuant to restricted stock plan .......         66          97         119
     Gain on disposal of property, plant and equipment ....        (78)       (233)       (105)
     Loss on impairment of assets .........................        365         788        --
     Other ................................................         18         (45)          2
     Changes in operating assets and liabilities:
       Accounts receivable ................................     10,997      (1,762)     (1,129)
       Inventories ........................................      6,155       8,258      21,438
       Other assets .......................................       (828)       (721)        771
       Accounts payable ...................................     (1,842)      1,614      (2,498)
       Accrued expenses ...................................       (238)         80       2,990
       Income taxes payable ...............................     (4,240)      1,824      (2,555)
       Accrued pension and post-retirement benefit cost ...     (3,426)        704         836
       Other accrued liabilities ..........................     (1,071)          1       1,938
                                                              ---------------------------------
Net cash provided by operating activities .................     28,863      31,866      43,709
                                                              ---------------------------------

INVESTING ACTIVITIES
Purchases of property, plant and equipment ................     (6,513)    (11,323)     (7,364)
Proceeds from sale of property, plant and equipment .......        194         683         216
                                                              ---------------------------------
Net cash used in investing activities .....................   $ (6,319)   $(10,640)   $ (7,148)
                                                              ---------------------------------





                           Gerber Childrenswear, Inc.

                Consolidated Statements of Cash Flows (Continued)



                                                                      YEAR ENDED DECEMBER 31,
                                                                2001        2000        1999
                                                              --------------------------------
                                                                        (In thousands)
FINANCING ACTIVITIES
Borrowings under revolving credit agreement ...............   $   --      $   --      $ 60,800
Repayments under revolving credit agreement ...............       --          --       (76,100)
Principal payments on long-term borrowings ................     (7,551)     (7,107)     (4,821)
Principal payments on capital leases ......................       (218)         (8)        (92)
Repurchase of common stock ................................       (335)       (162)       (117)
Other .....................................................         (2)       --          --
                                                              --------------------------------
Net cash used in financing activities .....................     (8,106)     (7,277)    (20,330)
                                                              --------------------------------

Effect of foreign exchange rate changes on cash ...........        (85)       (249)       (508)
                                                              --------------------------------

Net increase in cash and cash equivalents .................     14,353      13,700      15,723
Cash and cash equivalents at beginning of period ..........     31,203      17,503       1,780
                                                              --------------------------------
Cash and cash equivalents at end of period ................   $ 45,556    $ 31,203    $ 17,503
                                                              ================================


SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION Noncash items:
   Obligations under capital leases .......................   $    309    $    984    $   --
   Warrant conversion .....................................        189        --          --
   Minimum pension liability adjustment ...................        211        --          --

See accompanying notes.



                           Gerber Childrenswear, Inc.

                   Notes to Consolidated Financial Statements

                                December 31, 2001


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Gerber Childrenswear, Inc. (formerly known as GCIH, Inc., and referred to herein as, the "Company") acquired 100% of the outstanding stock of certain apparel operations from Gerber Products Company. The acquisition was effective as of the start of business on January 22, 1996 and was accounted for as a purchase. The purchase price was allocated to the net assets acquired based on their respective fair values and the balance was treated as excess of cost over fair value of net assets acquired. The total cost of the acquisition was approximately $74 million. The excess of cost over fair value of net assets acquired of approximately $2.0 million is being amortized over twenty years on a straight-line basis.

On December 17, 1997, the Company acquired Auburn Hosiery Mills, Inc. ("Auburn") and Sport Socks Company (Ireland) Limited ("Sport Socks") for $28 million and $12 million in cash, respectively. Both companies are engaged in the production and sale of various styles of socks to retail chain stores. The acquisitions were financed through a term loan of $40 million. The acquisitions have been recorded using the purchase method of accounting. Accordingly, the purchase price has been allocated to assets and liabilities of the acquired companies based on their estimated fair values as of the effective date of acquisition.
The purchase price exceeded the fair value of net assets acquired by approximately $20 million, which is being amortized on a straight-line basis over twenty years. The results of operations of Auburn and Sport Socks are included in the accompanying consolidated financial statements from the date of acquisition.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries GCI IP Sub. Inc., Gerber Childrenswear Canada, Inc., Costura Dominicana, Inc., Costura Matamoros S.A. de C.V., GCW Mexico S.A. de C.V. and GCW Holdings, Inc. All material intercompany balances and transactions have been eliminated in consolidation.

EARNINGS PER COMMON SHARE

Earnings per common share are calculated by dividing net income by the weighted average shares outstanding in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

REVENUE RECOGNITION

In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial
Statements." SAB No. 101 further defines the basic principles of revenue recognition and was adopted by the Company on October 1, 2000. The Company recognizes substantially all of its revenue when products are shipped to customers. The adoption of SAB No. 101 did not have a material effect on the 2000 financial statements.

                           Gerber Childrenswear, Inc.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SHIPPING AND HANDLING COSTS

During 2000, the Emerging Issues Task Force ("EITF") issued EITF 00-10, "Accounting for Shipping and Handling Fees and Costs." Effective with the adoption of SAB 101 on October 1, 2000, EITF 00-10 requires shipping and handling costs charged to customers to be included in revenue. Previously, the Company primarily netted shipping and handling costs charged to customers in the "Selling, general and administrative expenses" ("SG&A") section of the Company's consolidated statements of income and comprehensive income. The amount of shipping and handling costs that was charged to customers has been reclassified and included in "Net Sales" for all periods presented. EITF 00-10 further requires that all shipping and handling charges incurred by the seller should be included in cost of sales, and if not, the amount and classification of such costs should be disclosed. The Company has reclassified certain shipping and handling costs that had previously been recorded in SG&A to "Cost of Sales." The amount of shipping and handling costs incurred by the Company that is still included in SG&A expenses for 2001, 2000 and 1999 was approximately $5,540,000, $6,720,000 and $6,904,000, respectively.

ROYALTY EXPENSE RECOGNITION

The Company has certain royalty agreements and recognizes royalty expenses in cost of sales for products sold under such agreements over the life and terms of the specific royalty agreements on an accrual basis.

One such ten-year royalty agreement with Gerber Products Company contains a "royalty-free" period for the first six years and escalating royalty rates for the last four years of the agreement. The Company has estimated the total royalties to be paid over the life of the agreement based on estimated sales during the last four years and is recording current charges to cost of sales for these royalties on a straight-line basis over the ten-year term of the agreement.

CONCENTRATION OF CREDIT RISK

The Company manufactures infant and toddler apparel and related products, plus sport socks that are primarily sold to retail entities throughout the United States. The Company's primary customers are mass merchants and discount stores. Sales to three customers represented approximately 60%, 56% and 57% for 2001, 2000 and 1999, respectively. Sales to one customer were 41%, 36% and 40% for 2001, 2000 and 1999, respectively. The Company performs periodic credit evaluations of their customers and does not require collateral for credit sales.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents principally consist of cash, interest bearing bank accounts, repurchase agreements and commercial paper.

                           Gerber Childrenswear, Inc.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

DEBT ISSUANCE COSTS

Debt issuance costs are being amortized over the lives of the related debt. Accumulated amortization amounted to approximately $883,000 and $661,000 at December 31, 2001 and 2000, respectively. Amortization expense is included in interest expense in the accompanying consolidated statements of income and comprehensive income.

ADVERTISING

Advertising costs of approximately $2,895,000, $2,918,000 and $5,042,000 for 2001, 2000 and 1999, respectively, were expensed as incurred.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is computed by the straight-line method over the estimated useful lives of the assets for financial reporting purposes which generally range from 10 to 30 years for buildings and leasehold improvements and 3 to 10 years for machinery, furniture, vehicles and equipment. Depreciation is computed based upon "Modified Accelerated Cost Recovery System" guidelines for income tax reporting purposes.

INCOME TAXES

The Company accounts for its income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS OF BUSINESSES ACQUIRED

The excess of investments in consolidated subsidiaries over the net asset value at acquisition ("goodwill") is being amortized on a straight-line basis over periods not exceeding twenty years. On an annual basis the Company reviews the recoverability of goodwill based primarily upon an analysis of undiscounted cash flows from the acquired businesses. Accumulated amortization amounted to approximately $4,192,000 and $3,246,000 at December 31, 2001 and 2000,
respectively.

                           Gerber Childrenswear, Inc.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FOREIGN CURRENCY TRANSLATION

The financial statements of the European subsidiaries were prepared in their respective local currencies and translated into United States ("U.S.") dollars based on the current exchange rate at the end of the period for the consolidated balance sheet and a weighted average rate for the period on the consolidated statements of income and comprehensive income.

FORWARD EXCHANGE CONTRACTS

The Company  enters into  forward  foreign  currency  exchange  contracts in the regular  course of  business to manage its  exposure  against  foreign  currency fluctuations on sales, raw materials and certain fixed asset purchase transactions denominated in foreign currencies. The Company does not utilize financial instruments for trading or other speculative purposes. The terms of these contracts are generally less than one year. Unrealized gains or losses resulting from changes in currency exchange rates are recognized currently.

STOCK-BASED COMPENSATION

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of employee stock options equals the market price of underlying stock on the date of grant, no compensation expense is recorded. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with the provisions of Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company evaluates the recoverability of long-lived assets for financial impairment, and will continue to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Based on these evaluations, the Company's apparel segment recorded a charge of approximately $365,000 and $788,000 in 2001 and 2000 to reduce the carrying value of idle facilities and machinery to reflect the fair value of the assets, less the cost to sell. This loss has been reflected in "Selling, general and administrative expenses" in the Company's consolidated statement of income and comprehensive income for 2001 and 2000.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

                           Gerber Childrenswear, Inc.

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If the derivative is a hedge, depending on the nature of the hedge, changes in fair value will be either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company adopted the standard effective January 1, 2001, and the adoption did not have a material impact on the consolidated financial statements.

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 supersedes Accounting Principles Bulletin No. 17, "Intangible Assets." SFAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. The most significant changes made by SFAS 142 are: (a) goodwill and indefinite lived intangible assets will no longer be amortized, (b) goodwill will be tested for impairment at least annually, (c) intangible assets deemed to have an indefinite life will be tested for impairment at least annually and (d) the amortization period of intangible assets with finite lives will no longer be limited to forty years. The provisions of SFAS 142 will be effective for fiscal years beginning after December 15, 2001. The Company will apply the provisions of SFAS 142 beginning on January 1, 2002. Application of the non-amortization provisions of SFAS 142 is expected to result in an increase in earnings of approximately $1.0 million per year. The Company is currently in the process of testing goodwill using the methodology prescribed by SFAS 142, and has not yet determined the effect, if any, on its consolidated financial position, results of operations and cash flows.

         The Financial Accounting Standards Board also recently issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 establishes accounting standards for the recognition and measurement of long-lived assets held for use or held for disposal. This statement is required to be adopted by the beginning of 2002. The Company is evaluating the impact of this standard and has not yet determined the effect of adoption on our consolidated financial position, results of operations and cash flows.

RECLASSIFICATIONS

Certain amounts in 2000 and 1999 have been reclassified to conform to current presentations.

                           Gerber Childrenswear, Inc.

2. INVENTORIES

Inventories consist of the following (in thousands):
                                                            DECEMBER 31,
                                                       2001               2000
                                                     ---------------------------

Raw materials ..........................             $ 5,547             $ 9,514
Work in process ........................               4,155               9,956
Finished goods .........................              40,923              37,467
                                                     ---------------------------
                                                     $50,625             $56,937
                                                     ===========================

Inventory mark-downs are periodically recorded based on analysis by the Company in order to reflect inventories at the lower of cost or market. If the cost of the inventories exceeds their market value, provisions are made currently for the difference between the cost and the market value. Provision for potentially obsolete, irregular or slow moving inventory is made based on management's analysis of inventory levels, future sales forecasts and expected sales prices.


3. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following (in thousands):


                                                                               DECEMBER 31,
                                                                           2001              2000
                                                                       -------------------------------
Property, plant and equipment owned:
     Land and land improvements ....................................      $     823        $     832
     Buildings and leasehold improvements ..........................         13,956            9,762
     Machinery and equipment .......................................         19,343           18,916
     Furniture, computers, software and other equipment ............         16,467            4,307
     Vehicles ......................................................            443              381
     Construction in progress ......................................            358           13,102
                                                                       -------------------------------
                                                                             51,390           47,300
     Less accumulated depreciation .................................         20,004           16,589
                                                                       -------------------------------
Property, plant and equipment owned, net ...........................         31,386           30,711
                                                                       -------------------------------
Property, plant and equipment under capital lease:
     Land, buildings and improvements, machinery and equipment and
     other equipment held under capital leases .....................          2,584            2,329
     Less accumulated amortization .................................          1,171              278
                                                                       -------------------------------
Property, plant and equipment under capital lease, net .............          1,413            2,051
                                                                       -------------------------------
Total property, plant and equipment owned or under capital lease ...        $32,799          $32,762
                                                                       ===============================


                           Gerber Childrenswear, Inc.

3. PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

Interest was capitalized in connection with the design and implementation of the Company's new enterprise resource system. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. Capitalized interest was approximately $200,000, $361,000 and $114,000 for 2001, 2000 and 1999.

Included in the above amounts, is approximately $1,404,000 (net of accumulated depreciation of approximately $725,000) related to facilities that are idle or leased to others that the Apparel segment desires to dispose of.


4. INCOME TAXES

Income before provision for income taxes consisted of (in thousands):

                                            2001         2000          1999
                                         ---------------------------------------

United States ..........................     $20,062       $22,437      $20,213
International ..........................         872         2,809        3,506
                                         ---------------------------------------
                                             $20,934       $25,246      $23,719
                                         =======================================

Current and deferred income tax expense are as follows (in thousands):

                                              2001         2000          1999
                                         ---------------------------------------
Current:
   Federal .............................    $  6,054      $  9,862     $  7,232
   State ...............................          14           445           95
   International .......................         272           276          385
                                         ---------------------------------------
Total current                                  6,340        10,583        7,712

Deferred:
   Federal .............................       1,220        (1,903)         301
   State ...............................           7           (80)          22
   International .......................         (70)          115           18
                                         ------------- -------------------------
Total deferred .........................       1,157        (1,868)         341
                                         ---------------------------------------
Income tax expense .....................     $ 7,497       $ 8,715      $ 8,053
                                         =======================================

                           Gerber Childrenswear, Inc.

4. INCOME TAXES (CONTINUED)

Income tax expense is different from the amount that would result from applying the U.S. Federal statutory tax rate to income before income taxes as follows (in thousands):


                                                             2001          2000           1999
                                                          -----------------------------------------

Tax at U S  Federal statutory rate ......................     $ 7,327        $ 8,836       $ 8,302
State income tax, net of U S  Federal tax benefit .......           9            290            62
International rate difference ...........................        (103)          (592)         (825)
Other ...................................................         264            181           514
                                                          -----------------------------------------
Income tax expense ......................................     $ 7,497        $ 8,715       $ 8,053
                                                          =========================================

The components of the Company's net deferred tax assets are as follows (in thousands):

                                                            DECEMBER 31,
                                                       2001          2000
                                                    ----------------------------

Deferred tax assets:
   Inventory mark-downs ..........................       $ 1,315      $ 4,612
   Postretirement benefits .......................           860        2,112
   Accrued royalty ...............................         4,202        3,964
   Other .........................................         4,724        3,902
                                                    ----------------------------
Total deferred tax assets ........................        11,101       14,590

Deferred tax liabilities:
   Depreciation ..................................           498          205
   Inventory methods .............................         1,026        3,507
   Other .........................................            63          201
                                                    ----------------------------
Total deferred tax liabilities ...................         1,587        3,913
                                                    ----------------------------
Net deferred tax assets ..........................        $9,514      $10,677
                                                    ============================

Income taxes paid were approximately $10,721,000, $8,389,000 and $10,511,000 in 2001, 2000 and 1999, respectively.

                           Gerber Childrenswear, Inc.

5. ACCRUED EXPENSES

Accrued expenses consist of the following (in thousands):

                                                             DECEMBER 31,
                                                        2001           2000
                                                    ----------------------------

Interest .........................................       $    127      $    142
Salaries, wages and payroll taxes ................          2,315         2,373
Incentives .......................................          1,690         1,997
Advertising ......................................          3,375         3,770
Self-insurance reserves ..........................            168           745
Royalties ........................................          2,413         1,175
Executive deferred compensation ..................          1,349         1,032
Other ............................................          3,408         3,926
                                                    ----------------------------
                                                          $14,845       $15,160
                                                    ============================


6. OTHER ACCRUED LIABILITIES

Other accrued liabilities consist of the following (in thousands):
                                                             DECEMBER 31,
                                                        2001           2000
                                                    ----------------------------

Royalties ........................................       $  9,823       $10,934
Other ............................................          1,496         1,543
                                                    ----------------------------
                                                          $11,319       $12,477
                                                    ============================

                           Gerber Childrenswear, Inc.

7. LONG-TERM DEBT

Long-term debt consists of the following (in thousands):


                                                                                            DECEMBER 31,
                                                                                       2001              2000
                                                                                  ---------------------------------
Term loan with a bank, principal due on a quarterly payment schedule through
   September 30, 2002 ..........................................................          $3,651         $10,754
Industrial Revenue Bond, payable in annual principal installments of $200,000 through March 1, 2004, plus interest at a floating rate not to exceed 14%
   (1 45% - 4 80% in 2001 and 2 55% - 6 19% in 2000) ...........................             600             800
Industrial Revenue Bond, payable in annual principal installments of $200,000 through October 1, 2004, plus interest at a floating rate not to exceed 14%
   (1 45% - 4 80% in 2001 and 2 55% - 6 19% in 2000) ...........................             600             800
Other ..........................................................................               -              50
                                                                                  ---------------------------------
                                                                                           4,851          12,404
Less current portion ...........................................................           4,051           7,553
                                                                                  ---------------------------------
                                                                                         $   800         $ 4,851
                                                                                  =================================


Substantially all of the Company's property, plant and equipment, accounts receivable, and inventory have been pledged as collateral for the above long-term debt. The loan agreements require the Company to maintain certain financial ratios and restricts the payment of dividends.

Interest rates on borrowings under the term loan and related revolving credit facility are set from time to time, at the Company's option, as (a) Base rate loans which bear interest at a rate equal to the greater of 1) the Federal Funds Rate plus 1/2 of 1%, or 2) the prime rate; plus an applicable percentage based on the current Leverage Ratio, or (b) Eurodollar loan which accrues interest at the LIBOR rate plus an applicable percentage based on the current Leverage Ratio. The term loan interest rate at December 31, 2001 and 2000 was 2.43% and 7.14%, respectively. The Company had no outstanding borrowings under its revolving credit facility at December 31, 2001 and December 31, 2000. The revolving credit agreement permits the Company to borrow up to a maximum of $20,000,000 (lowered from 60,000,000 in May 2001) subject to specified levels of eligible inventory, eligible inventory on order under letters of credit, and accounts receivable with the total amount reduced by outstanding letters of credit. At December 31, 2001 and 2000, the Company had available borrowings up to approximately $13,300,000 and $48,100,000, respectively. The Company had outstanding letters of credit of approximately $6,683,000 and $6,109,000 at December 31, 2001 and 2000, respectively, for purchases from foreign vendors and to guarantee (a) certain casualty insurance activities and (b) payment of the Company's industrial revenue bonds.

The revolving credit facility and term loan agreement, as amended, requires mandatory principal prepayments based on excess annual cash flow as defined, which commenced with calendar year 2000. The excess cash flow payment for 2000 was approximately $2,100,000 and was paid in March 2001. The Company on January 31, 2002 paid off the remaining balance of the term loan of approximately $3,650,000.

                           Gerber Childrenswear, Inc.

7. LONG-TERM DEBT (CONTINUED)

The Company has available a foreign credit facility which had no outstanding balance at December 31, 2001 and 2000. This credit facility permits the Company to borrow up to a maximum of approximately $1,510,000 on a long-term basis and approximately $270,000 as a bank overdraft.

Total interest paid was approximately $600,000, $1,772,000 and $2,034,000 in 2001, 2000 and 1999, respectively. Total interest income was approximately $1,548,000, $1,239,000 and $132,000 in 2001, 2000 and 1999, respectively.

The aggregate annual maturities of long-term debt at December 31, 2001 are as follows (in thousands):

    2002 ........................................          4,051
    2003 ........................................            400
    2004 ........................................            400
                                                  ------------------
                                                          $4,851
                                                  ==================


8. LEASES

The Company leases buildings, machinery and equipment under operating leases with various renewal terms and expiring in various years through 2012. Three of these leases contain renewal options totaling 20 years.

Future minimum lease payments as of December 31, 2001 under leases classified as capital leases and operating leases, are as follows (in thousands):
                                                                      OPERATING
YEAR ENDING IN                                       CAPITAL LEASES    LEASES
--------------------                                ----------------------------

2002 .............................................          $347        $1,485
2003 .............................................           347         1,508
2004 .............................................           292         1,067
2005 .............................................           188           826
2006 .............................................             9           455
Thereafter .......................................             -           505
                                                    ----------------------------
Total minimum lease payments .....................         1,183        $5,846
                                                                     ===========
Less amounts representing interest ...............           154
                                                    ----------------
Present value of net minimum lease payments ......         1,029
Less current portion .............................           276
                                                    ----------------
                                                            $753
                                                    ================

                           Gerber Childrenswear, Inc.

8. LEASES (CONTINUED)

Rent expense totaled approximately $2,459,000, $2,781,000 and $2,888,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

The assets recorded under capital leases are pledged as collateral for the capital lease obligations. Amortization of assets recorded under capital lease obligations is included with depreciation expense.


9. EMPLOYEE BENEFIT PLANS

The Apparel segment of the Company has a non-contributory defined benefit pension plan ("Pension Plan") that covers substantially all full-time domestic employees. Benefits are based on the employee's years of service and, for salaried employees, each employee's compensation during the last five years of employment. The Company's funding policy is to make the minimum annual contributions required by applicable regulations. The plan assets are invested primarily in mutual funds via the Gerber Childrenswear, Inc. Retirement Plans Master Trust and in a group annuity contract with an insurance company.

The Apparel segment also sponsors a defined benefit postretirement health care plan ("Postretirement Plan") covering all full-time domestic employees. The plan is contributory, with retiree contributions adjusted annually, and contains other cost sharing features such as deductibles and coinsurance. The accounting for the plan anticipates future cost-sharing changes to the written plan that are consistent with the Company's expressed intent to increase the retiree contribution rate annually for the expected general inflation rate for that year. The Company's policy is to fund the cost of medical benefits in amounts determined at the discretion of management.

During 2000 and 1999, the Company downsized its domestic Apparel operations resulting in a significant reduction in the number of employees covered under the Company's Pension and Postretirement Plans. These reductions of employees resulted in a curtailment of benefits gain in the Postretirement Plan of approximately $226,000 and $487,000 that is included in "Other, net" in the Company's 2000 and 1999 consolidated statements of income and comprehensive income, respectively.

The Company in 2001 decided to change and later  discontinue the  Postretirement
Plan which resulted in a $2.8 million gain on curtailment of postretirement benefit costs for the twelve months ended December 31, 2001. In January of 2001, the Company decided to change eligibility requirements of the Postretirement Plan resulting in a $1.8 million gain on curtailment of postretirement benefit costs. In addition, the Company discontinued the Postretirement Plan, except for employees currently participating in the Postretirement Plan, effective August 1, 2001. The discontinuance of the Postretirement Plan resulted in an additional gain on curtailment of postretirement benefit costs of approximately $1.0 million.

                           Gerber Childrenswear, Inc.

9. EMPLOYEE BENEFIT PLANS (CONTINUED)

Change in benefit obligations and change in plan net assets, as estimated by consulting actuaries, as of December 31, 2001 and 2000 are as follows (in thousands):


                                                          PENSION BENEFITS             POSTRETIREMENT BENEFITS
                                                     ----------------------------     ---------------------------
                                                       2001            2000             2001            2000
                                                  ----------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year ..........       $27,662        $26,327           $ 2,773        $ 3,650
   Service cost ..................................           599            903                46            443
   Interest cost .................................         1,847          1,864                44            270
   Plan amendments ...............................           148              -                 -              -
   Actuarial (gains) losses ......................          (573)           338                20         (1,305)
   Curtailments ..................................          (214)            51            (2,765)          (226)
   Benefits paid .................................        (2,017)        (1,821)              (45)           (59)
                                                  ----------------------------------------------------------------
Benefit obligation at end of year ................       $27,452        $27,662          $     73        $ 2,773
                                                  ================================================================

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year ...       $27,971        $28,787         $      -       $      -
   Actual return on plan assets ..................        (1,295)         1,005                -              -
   Company contributions .........................            -              -                 45             59
   Benefits paid .................................        (2,017)        (1,821)              (45)           (59)
                                                  ----------------------------------------------------------------
Fair value of plan assets at end of year .........       $24,659        $27,971         $      -       $      -
                                                  ================================================================

RECONCILIATION OF PREPAID/(ACCRUED)
Funded status of plan (underfunded) ..............       $(2,793)      $    309          $    (73)       $(2,773)
   Unrecognized net actuarial gain ...............           959         (2,115)           (2,299)        (3,053)
   Unrecognized prior service cost ...............           110              -                 -              -
   Minimum pension liability adjustment ..........          (321)             -                 -              -
                                                  ----------------------------------------------------------------
Accrued benefit cost .............................       $(2,045)       $(1,806)          $(2,372)       $(5,826)
                                                  ================================================================

AMOUNT RECOGNIZED IN THE BALANCE SHEET
Accrued benefit cost .............................       $(2,045)       $(1,806)          $(2,372)       $(5,826)
   Intangible asset ..............................           110              -                 -              -
   Accumulated other comprehensive income ........           211              -                 -              -
                                                  ----------------------------------------------------------------
Net accrued benefit cost .........................       $(1,724)       $(1,806)          $(2,372)       $(5,826)
                                                  ================================================================

WEIGHTED AVERAGE ASSUMPTIONS
Discount rate obligations ........................         7.00%          7.25%             7.00%          7.25%
Discount rate for expense ........................         7.25%          7.50%             7.25%          7.50%
Expected return on plan assets ...................         9.00%          9.00%                -              -
Rate of compensation increase ....................         4.00%          4.00%                -              -



                           Gerber Childrenswear, Inc.

9. EMPLOYEE BENEFIT PLANS (CONTINUED)

Net pension and postretirement cost included the following components at December 31, 2001, 2000 and 1999 (in thousands):



PENSION BENEFITS                                                         2001            2000            1999
                                                                   -------------------------------------------------

Service cost - benefits earned during the period ................        $    599        $    903         $ 1,066
Interest cost on projected benefit obligation ...................           1,847           1,864           1,804
Expected return on plan assets ..................................          (2,467)         (2,386)         (2,299)
Amortization of unrecognized net gain and prior service costs ...            (103)            (20)              -
                                                                   -------------------------------------------------
Net periodic pension (income) expense ...........................            (124)            361             571
One-time curtailment loss .......................................              34               -              -
                                                                   -------------------------------------------------
Total (income) expense ..........................................       $     (90)       $    361        $    571
                                                                   =================================================

POSTRETIREMENT BENEFITS                                                  2001            2000            1999
                                                                   -------------------------------------------------

Service cost - benefits earned during the period ................        $     46        $    443        $    474
Interest cost on projected benefit obligation ...................              44             270             320
Amortization of unrecognized net gain ...........................            (735)            (85)             (9)
                                                                   -------------------------------------------------
Net periodic postretirement (income) expense ....................            (645)            628             785
One-time curtailment gain .......................................          (2,765)           (226)           (487)
                                                                   -------------------------------------------------
Total (income) expense ..........................................         $(3,410)       $    402        $    298
                                                                   =================================================


The weighted-average annual assumed rate of increase in the per capita cost of covered medical benefits for 2001 is 6.5 percent to 7.0 percent and is assumed to decrease gradually to 5.5 percent by 2003 and remain at that level thereafter.

The health care cost trend rate assumption has a significant effect on the amounts reported. For example, increasing the assumed health care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 2001 by approximately $1,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 2001 by approximately $14,000. Decreasing the assumed health care cost trend rate by one percentage point in each year would decrease the accumulated postretirement benefit obligation as of December 31, 2001 by approximately $1,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for 2001 by approximately $12,000.

Gerber Childrenswear, Inc. also has a 401(k) plan for its employees whereby the Company will match 50% of the employee's contributions up to a maximum company match of 3% of the employee's compensation. Total expense under the plan was approximately $323,000, $297,000 and $480,000 in 2001, 2000 and 1999,
respectively.

                           Gerber Childrenswear, Inc.

9. EMPLOYEE BENEFIT PLANS (CONTINUED)

Sport Socks has a defined contribution pension plan. The assets of the plan are held in an independently administered fund. Total expense under the plan was approximately $153,000, $131,000 and $156,000 in 2001, 2000 and 1999,
respectively.

Auburn has a defined contribution plan covering all employees who have two years of service with at least 1,000 hours each year. The contribution was determined by its Board of Directors annually. Effective June 1, 1998, the plan was amended and restated whereby the Company will match 50% of the employee's contributions up to a maximum company match of 3% of the employee's compensation. Total expense under the plan was approximately $158,000, $189,000 and $111,000 for 2001, 2000 and 1999, respectively.


10. SHAREHOLDERS' EQUITY

During 1997, the Company sold shares of its Class B common stock to certain employees for $1 per share. Some of these shares were immediately vested while others vest over a five-year period. At the time of issuance of the unvested shares, the difference between the amount paid by the employees and the fair market value was credited to additional paid-in capital with a corresponding charge to unearned compensation. The unearned compensation is amortized to earnings over five years on a straight-line basis. Amortization expense for 2001, 2000 and 1999 was approximately $66,000, $97,000 and $119,000, respectively. Previously amortized amounts for shares forfeited are credited to compensation expense in the year of forfeiture.

Certain shareholders have demand registration rights with respect to shares of common stock owned by them.

In connection with obtaining the $22,500,000 note payable for the acquisition of Gerber Childrenswear, Inc., the Company issued a warrant to the lender to purchase 2,958,503 shares (191,250 shares prior to Merger) of Class B Common Stock (non-voting Class D common stock prior to Merger) at a nominal price. The warrant, in whole or in part, could be exercised at anytime through January 22, 2006. The recorded value of the warrant at the date of issuance was approximately $189,000 (based on the relative fair values of the warrant and the note) and reduced the face amount of the note payable. In August 2001, the Company issued 2,953,731 shares of stock to Citicorp Mezzanine Partners, L.P. ("CMP"). These shares were issued in a cashless exercise of all of CMP's warrants to purchase shares of Class B Common Stock. Simultaneously, CMP converted 250,000 shares of Class B Common Stock into an equal number of shares of Common Stock.

                           Gerber Childrenswear, Inc.

11. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments for which it is practicable to estimate that value. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate fair value due to the short-maturity of these instruments.

Receivables: The carrying amounts reported in the consolidated balance sheets for receivables approximate their fair value.

Long and short-term liabilities: The carrying amounts of the Company's long and short-term borrowings approximate their fair value based on the Company's analysis of long and short term rates available for similar financing.

Forward exchange contracts: The fair value of the Company's forward foreign currency exchange contracts is estimated by reference to quoted prices. The contract value and estimated fair value of contracts at December 31, 2001 was approximately $2,577,000 and $2,621,000, respectively. The contract value and estimated fair value of contracts at December 31, 2000 was approximately $3,043,000 and $2,951,000, respectively.


12. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:


                                                                     2001             2000              1999
                                                              ------------------------------------------------------
Numerator for basic and diluted earnings per share - net
   income available to common shareholders ..................      $13,437,000       $16,531,000      $15,666,000
                                                              ======================================================

Denominator:
   Denominator for basic earnings per share -
     weighted-average shares ................................       19,845,000        19,771,000       19,600,000
   Effect of dilutive securities:
     Nonvested stock and options ............................           15,000           125,000          317,000
                                                              ------------------------------------------------------
Denominator for diluted earnings per share - adjusted
   weighted-average shares ..................................       19,860,000        19,896,000       19,917,000
                                                              ======================================================

Basic earnings per share ....................................         $.68              $.84             $.80
                                                              ======================================================

Diluted earnings per share ..................................         $.68              $.83             $.79
                                                              ======================================================



                           Gerber Childrenswear, Inc.

13. CASUALTY EVENT

In September 1998, the Company's three plants in the Dominican Republic sustained property damage and began to experience business interruption losses associated with Hurricane Georges. The Company maintained property damage and business interruption insurance and settled a majority of the claim with its insurance providers in November 1999 resulting in a net casualty gain of approximately $1,337,000. This gain has been reflected in "Other, net" in the Company's consolidated statement of income and comprehensive income for 1999.


14. LONG-TERM PERFORMANCE INCENTIVE PLAN AND EXECUTIVE DEFERRAL PLAN

In June 1998, the Company adopted a Long-Term Performance Incentive Plan (the "Incentive Plan") designed to provide incentives to present and future key employees of the Company and its subsidiaries as may be selected by the Compensation Committee of the Board of Directors (the "Committee"). The Incentive Plan provides for the granting to Participants the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance units, performance grants and other awards deemed appropriate by the Committee. An aggregate of 750,000 shares of Common Stock will be reserved for issuance under the Incentive Plan. The Incentive Plan affords the Company latitude in tailoring incentive compensation for the retention of key employees. This plan also limits the number of shares each participant in the plan shall be entitled to receive to no more than 25,000 shares of Common Stock in any calendar year and is scheduled to terminate ten years from the inception date of the Plan.

During 2001, 2000 and 1999, stock options were granted to certain employees of the Company at prices equal to the market value of the common shares at the date of grant and generally vest and become exercisable ratably over a five year period, commencing one year after the grant date and expire ten years after the date of grant. The weighted average remaining contractual life of outstanding stock options at December 31, 2001 was approximately 7.8 years.

The following tables summarize the transactions of the Incentive Plan during 2001, 2000 and 1999:


                                                                          Weighted Average         Exercise Price
2001                                                  Shares               Exercise Price               Range
                                                --------------------     --------------------    --------------------

Outstanding at beginning of year ..............       66,800                     $6.77             $4.44 - $13.00
     Granted ..................................       12,500                      4.69                  4.69
     Exercised ................................        1,200                      6.00                  6.00
     Forfeited ................................       11,800                      6.00                  6.00
     Expired                                             -                        -                       -
                                                --------------------     --------------------    --------------------
Outstanding at end of year ....................       66,300                     $6.53             $4.44 - $13.00
                                                ====================     ====================    ====================

Options exercisable at year-end ...............       19,320                     $8.48             $4.44 - $13.00
                                                ====================     ====================    ====================


                           Gerber Childrenswear, Inc.

14. LONG-TERM PERFORMANCE INCENTIVE PLAN AND EXECUTIVE DEFERRAL PLAN (CONTINUED)


                                                                          Weighted Average         Exercise Price
2000                                                  Shares               Exercise Price               Range
                                                --------------------     --------------------    --------------------

Outstanding at beginning of year .............        82,600                     $7.53             $4.00 - $13.00
     Granted .................................        25,000                      4.44                  4.44
     Exercised ...............................           -                        -                       -
     Forfeited ...............................       (40,800)                     6.90              4.00 - 13.00
     Expired .................................           -                        -                       -
                                                 --------------------     --------------------    --------------------
Outstanding at end of year ...................        66,800                     $6.77             $4.44 - $13.00
                                                 ====================     ====================    ====================

Options exercisable at year-end ..............        11,160                     $9.38             $4.63 - $13.00
                                                ====================     ====================    ====================


                                                                          Weighted Average         Exercise Price
1999                                                  Shares               Exercise Price               Range
                                                --------------------     --------------------    --------------------

Outstanding at beginning of year .............        34,000                    $10.98             $8.38 - $13.00
     Granted .................................        48,600                      5.13               4.00 - 6.00
     Exercised ...............................           -                        -                       -
     Forfeited ...............................           -                        -                       -
     Expired .................................           -                        -                       -
                                                --------------------     --------------------    --------------------
Outstanding at end of year ...................        82,600                     $7.53             $4.00 - $13.00
                                                ====================     ====================    ====================

Options exercisable at year-end ..............         6,800                    $10.98             $8.38 - $13.00
                                                ====================     ====================    ====================


As permitted by FAS 123, the Company applies APB 25 and related interpretations in accounting for stock options; accordingly, no compensation expense has been recognized by the Company for its Incentive Plan in 2001, 2000 or 1999. Had compensation expense been determined based upon the fair value of the stock options at grant date consistent with the method of FAS 123, the Company's consolidated net income and earnings per share for 2001, 2000 and 1999 would have not been materially different from amounts reported.

The fair value of each stock option was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumption for 2001, 2000 and 1999, respectively; risk-free interest rates of approximately 4.85%, 6.9% and 6.5%; no expected dividend yield for both years; expected lives of 10 years for both years and volatility of approximately 45%, 48.0% and 60.0%. Changes in these assumptions can materially affect the fair value estimate. In management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

Effective January 1, 1998, the Company established an Executive Deferral Plan for certain officers of the Company. The Plan enables participants to defer compensation on a pre-tax basis and is not funded. Participants are credited interest at current market rates. The charge to interest expense was approximately $115,000, $78,000 and $48,000 in 2001, 2000 and 1999,
respectively.

                           Gerber Childrenswear, Inc.

15. BUSINESS SEGMENTS AND GEOGRAPHIC AREAS

The Company operates in two business segments: apparel and hosiery. The apparel segment consists of the production and sale of infant and toddler sleepwear, underwear, bedding, bath, cloth diapers and other products to mass merchandise outlets in the U.S. under the Gerber brand and other labels. The hosiery segment, which was acquired on December 17, 1997, consists of the production and sale of sport socks under the Wilson, Coca-Cola and Converse names to major retailers in the United States and/or Europe.

Net sales, income (loss) before interest and income taxes, depreciation and amortization, and capital additions are reported based on the operations of each business segment or geographic region. Assets are those used exclusively in the operations of each business segment or geographic region, or which are allocated when used jointly. The following tables present sales and other financial information by business segment and geographic region for the years 2001, 2000 and 1999 (in thousands):



BUSINESS SEGMENTS                                                    2001             2000              1999
                                                              ------------------------------------------------------

Net sales:
   Apparel .................................................          $145,070          $189,902         $206,164
   Hosiery .................................................            64,415            69,291           72,658
                                                              ------------------------------------------------------
Total net sales ............................................          $209,485          $259,193         $278,822
                                                              ======================================================

Income (loss) before interest and income taxes:
   Apparel .................................................          $ 16,533          $ 17,329         $ 18,724
   Hosiery .................................................             3,687             8,029            7,673
                                                              ------------------------------------------------------
Total income (loss) before interest and income taxes: ......          $ 20,220          $ 25,358         $ 26,397
                                                              ======================================================

Depreciation and amortization:
   Apparel .................................................         $   3,667        $    2,937       $    3,039
   Hosiery .................................................             3,401             3,254            3,182
                                                              ------------------------------------------------------
Total depreciation and amortization ........................         $   7,068        $    6,191       $    6,221
                                                              ======================================================

Capital additions:
   Apparel .................................................         $   4,394        $    6,359       $    4,741
   Hosiery .................................................             2,119             4,964            2,623
                                                              ------------------------------------------------------
Total capital additions ....................................         $   6,513         $  11,323       $    7,364
                                                              ======================================================

Assets:
   Apparel .................................................          $135,828          $141,338
   Hosiery .................................................            49,453            50,312
                                                              ------------------------------------------------------
Total assets ...............................................          $185,281          $191,650
                                                              ======================================================


                           Gerber Childrenswear, Inc.

15. BUSINESS SEGMENTS AND GEOGRAPHIC AREAS (CONTINUED)


                                                                     2001             2000              1999
                                                               ------------------------------------------------------
Inventories (included in assets):
   Apparel .................................................         $  41,208         $  48,047
   Hosiery .................................................             9,417             8,890
                                                              ------------------------------------
Total inventories (included in assets) .....................         $  50,625         $  56,937
                                                              ====================================

GEOGRAPHIC AREAS

Net sales:
   United States ...........................................          $188,775          $238,605         $256,091
   All other ...............................................            20,710            20,588           22,731
                                                              ------------------------------------------------------
Total net sales ............................................          $209,485          $259,193         $278,822
                                                              ======================================================

Income before interest and income taxes:
   United States ...........................................         $  19,441         $  22,633        $  21,608
   All other ...............................................               779             2,725            4,789
                                                               ------------------------------------------------------
Total income before interest and income taxes ..............         $  20,220         $  25,358        $  26,397
                                                              ======================================================

Assets:
   United States ...........................................          $160,786          $166,769
   All other ...............................................            24,495            24,881
                                                              ------------------------------------
Total assets ...............................................          $185,281          $191,650
                                                              ====================================



The Apparel segment had sales to Wal-Mart and two other customers that accounted for 36%, 14% and 12% of total Apparel sales in 2001, 32%, 13% and 12% of total Apparel sales in 2000, respectively; and 37%, 11%, and 11% of total Apparel sales in 1999, respectively. The Hosiery segment had sales to Wal-Mart that accounted for 53%, 48% and 51% of that segment's sales for 2001, 2000 and 1999, respectively.

                           Gerber Childrenswear, Inc.

16. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of unaudited financial data regarding the Company's consolidated quarterly results of operations.


                                            1ST            2ND             3RD            4TH
                                          QUARTER        QUARTER         QUARTER        QUARTER         TOTAL
                                      ------------------------------------------------------------------------------
                                                        (In thousands, except per share amounts)
2001
Net sales ...........................        $54,245        $49,156         $55,548        $50,536       $209,485
Gross margin ........................         14,199         11,675          15,132         12,668         53,674
Net income ..........................          4,690          1,445           4,770          2,532         13,437

Basic earnings per share ............          $.24           $.07            $.24           $.13           $.68
 Diluted earnings per share .........          $.24           $.07            $.24           $.13           $.68

2000
Net sales ...........................        $60,760        $58,599         $70,588        $69,246       $259,193
Gross margin ........................         16,138         13,084          16,452         16,965         62,639
Net income ..........................          3,919          2,343           5,074          5,195         16,531

Basic earnings per share ............          $.20           $.12            $.26           $.26           $.84
 Diluted earnings per share .........          $.20           $.12            $.25           $.26           $.83


The fourth quarter of 2000 reflects adjustments which increase income of approximately $434,000 (net of income taxes), which included reductions in advertising, incentives, postretirement benefits, partially offset by losses on impairment, or $.02 per diluted share.


17. COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

Various lawsuits, claims and proceedings have been or may be instituted or asserted against the Company, including those pertaining to environmental, product liability, and safety and health matters. While the amounts claimed may be substantial, the ultimate liability cannot now be determined because of the considerable uncertainties that exist. Therefore, it is possible that results of operations or liquidity in a particular period could be materially affected by certain contingencies. However, based on facts currently available, management believes that the disposition of matters that are pending or asserted will not have a materially adverse effect on the financial position of the Company.

                           Gerber Childrenswear, Inc.

17. COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

Employment Contracts

The Company has an employment contract in the normal course of business with one of its officers with a remaining term of approximately one year.

Yarn Contracts

The Company depends on certain raw materials such as yarn for the manufacturing of its products. The Company actively manages its cost through contracts with its yarn suppliers with terms of up to one year. The Company has contracts to purchase up to approximately 9,500,000 pounds of yarn in 2002. The Company has evaluated the yarn contracts in light of SFAS 133, and where applicable, as amended by Statement of Financial Accounting Standards No. 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities." The Company has determined that such contracts qualify for exclusion under the "Normal Purchases and Normal Sales" provision of these standards and thus are not subject to its requirements.

Capital Grants

Sport Socks has received capital and employment grants from the Industrial Development Authority (the "IDA") which could become repayable to the IDA (if certain conditions are not met) in the aggregate amount of up to $2,054,000 as of December 31, 2001.

                                                                     SCHEDULE II

                           Gerber Childrenswear, Inc.

           Supplemental Schedule of Valuation and Qualifying Accounts

                                 (In thousands)




                                                   BALANCE AT         CHARGED                           BALANCE AT
                                                    BEGINNING       TO COST AND                           END OF
                  DESCRIPTION                       OF PERIOD         EXPENSES        DEDUCTIONS          PERIOD
------------------------------------------------------------------------------------------------------------------

Year ended December 31, 2001:
   Allowance for doubtful accounts ...............     $  804            1,379             350 (1)         $1,833

Year ended December 31, 2000:
   Allowance for doubtful accounts ...............      1,103              157             456 (1)            804

Year ended December 31, 1999:
   Allowance for doubtful accounts ...............      1,487              (13)            371 (1)          1,103


(1) Allowances, uncollected amounts and credit balances written off against reserve, net of recoveries.

